Exhibit 1

CUSIP No. 307675108	Schedule 13D	Page 1 of 1

EXHIBIT 1 TO SCHEDULE 13D

APRIL 1, 2020

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, TRIGRAN INVESTMENTS, INC., DOUGLAS GRANAT, LAWRENCE A. OBERMAN, STEVEN G. SIMON, BRADLEY F. SIMON and STEVEN R. MONIESON each hereby agree to the joint filing of this statement on Schedule 13D (including any and all amendments hereto).  In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D. A copy of this Agreement shall be attached as an exhibit to the Statement on Schedule 13D filed on behalf of each of the parties hereto, to which this Agreement relates.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, one and the same instrument.

TRIGRAN INVESTMENTS, INC.

By:	/s/ Lawrence A. Oberman
Name:	Lawrence A. Oberman
Title:	Executive Vice President and Director

/s/ Douglas Granat
Douglas Granat

/s/ Lawrence A. Oberman
Lawrence A. Oberman

/s/ Steven G. Simon
Steven G. Simon

/s/ Bradley F. Simon
Bradley F. Simon

/s/ Steven R. Monieson
Steven R. Monieson